FOURTH AMENDMENT TO CREDIT AGREEMENT
                 AND OTHER TRANSACTION DOCUMENTS
               ------------------------------------

     This Fourth Amendment to Credit Agreement and Other Transaction Documents (the "Agreement"), made as of the 31st day of March, 1997, by and between FLEET NATIONAL BANK, a national banking association organized under the laws of the United States of America having a place of business at 111 Westminster Street, Providence, Rhode Island 02903, in its capacity as agent and as a lender ("Fleet") and FRENCH FRAGRANCES, INC., a Florida corporation with its principal place of business at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014 ("Borrower").

                      W I T N E S S E T H:
     WHEREAS, pursuant to the terms and conditions of that certain Credit Agreement dated March 14, 1996 among Borrower, Fleet and Bank of America Illinois ("B of A"), as amended by a First Amendment to Credit Agreement and Other Transaction Documents dated as of May 10, 1996, as further amended by a Second Amendment to Credit Agreement and Other Transaction Documents dated as of August 28, 1996 and as further amended by a Third Amendment to Credit Agreement and Other Transaction Documents dated as of December 31, 1996 (as amended, the "Credit Agreement"), Lenders agreed to make term loans and revolving credit loans available to Borrower, subject to the terms and conditions of the Credit Agreement; and

     WHEREAS, B of A has assigned to Fleet all of its right, title and interest in and to its portion of the Loans (as defined in the Credit Agreement) pursuant to the terms of an Assignment and Acceptance Agreement of even date herewith; and

     WHEREAS, as a result of the assignment, Fleet shall be the only Lender at this time; and

     WHEREAS, the parties have agreed to certain modifications to the Credit Agreement necessary to reflect the current relationship of the parties; and

     WHEREAS, Fleet is willing to amend the Credit Agreement and the Security Documents subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for good and valuable other consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1.  Defined Terms.

     All capitalized terms not defined herein shall have the same meaning ascribed to such terms as provided in the Credit
Agreement.

     Section 2.  Representations and Warranties.

     Borrower hereby represents and warrants to Fleet that:

     (a) Borrower is duly organized, validly existing and in good standing as a corporation in the state of its incorporation, and is in good standing and is qualified to do business as a foreign corporation in all other jurisdictions where it is required to be so qualified, except such jurisdictions, if any, in which the failure to be so qualified will not have a material adverse effect on the financial condition, business, assets, operations or properties of Borrower. Borrower has all requisite power and authority to own and lease its assets and properties and to conduct its business in the manner presently conducted by it.

     (b) Borrower has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Security Documents, as applicable, and the execution, delivery and performance by Borrower of this Agreement has been duly authorized by all requisite action. This Agreement has been duly executed and delivered by Borrower, and constitutes the valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms.

     (c) The execution, delivery and performance by Borrower of this Agreement will not violate or contravene (i) the articles of incorporation or by-laws of Borrower, (ii) any provision of any law, rule or regulation applicable to Borrower, (iii) any order, writ, judgment, injunction, decree, determination or award of any court or other agency of government to which Borrower is bound, or (iv) any other agreement, lease, indenture or instrument to which Borrower is a party or by which Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever, upon any properties or assets of Borrower pursuant to any such other agreement, lease, indenture or instrument.

     (d) There is no action, suit or proceeding at law or in equity or by or before any court, governmental instrumentality or other agency pending, or to Borrower's knowledge, threatened against, or in any way affecting Borrower which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of Borrower.

     (e) No consent, approval or authorization from, or filing of any declaration or statement with, any court, governmental instrumentality or other agency is required in connection with or as a condition to the execution, delivery or performance of this Agreement, by Borrower.

     (f) Except as set forth in Schedule I attached hereto, Borrower hereby reaffirms and restates, as of the date hereof, all of the representations and warranties made by it in the Credit Agreement, as amended by this Agreement, except to the extent altered by actions permitted pursuant to the terms thereof or expressly contemplated pursuant to the terms hereof, or to the extent Fleet has been advised in writing of any inaccuracy with respect to such representations or warranties and has waived the same in writing.

     (g) No Event of Default exists under the Credit Agreement, or any event which, with the giving of notice or passage of time or both, would constitute such an Event of Default, has occurred which has not been waived in writing by Fleet or which will not be cured upon the execution and delivery by Borrower of this Agreement.

     Section 3.  Amendments to Credit Agreement.

     The Credit Agreement is hereby amended, effective as of the date hereof, as follows:

     Section 3.01.  Amendments to Definitions.

     The definitions of "Beene Term Note", "Borrowing Base", "Business Day", "Lender", Revolving Credit Facility", "Revolving Credit Note", "Term Loans" and "Term Loan Principal" set forth in
Section 1.01 of the Credit Agreement are hereby amended to read in their entirety as follows:

     "Beene Term Note" or "Beene Term Notes" shall mean the term note or term notes of Borrower issued to Lender pursuant to
Article III hereof, in substantially the form attached hereto as Exhibit B-Amended, which promissory note evidences the obligation of Borrower to repay Lender the Beene Term Loan Principal loaned by Lender, together with interest thereon, as the same may be amended, supplemented, extended and modified from time to time in accordance with the terms thereof.

     "Borrowing Base" shall mean, as of any date, the sum of, without duplication, (i) eighty-five percent (85%) of Insured Eligible Accounts Receivable determined as of such date, plus
(ii) eighty-five percent (85%) of Approved Eligible Accounts Receivable determined as of such date, plus, (iii) eighty percent (80%) of Eligible Accounts Receivable (other than Insured Eligible Accounts Receivable or Approved Eligible Accounts Receivable) determined as of such date, plus (iv) the lesser of sixty percent (60%) of Eligible In-House Inventory (for the period from May 10, 1996 through October 31, 1996 and for each fiscal year thereafter for the period from July 1 through October 31) or fifty percent (50%) of Eligible In-House Inventory (for the period from November 1, 1996 through June 30, 1996 and for each fiscal year thereafter for the period from November 1 through June 30); provided that the portion of the Borrowing Base derived from clause (iv) shall be capped for the period from December 1 through June 30 at Twenty Seven Million Dollars ($27,000,000); for the period from July 1 through October 31 at Thirty Million Dollars ($30,000,000) and for the period
November 1 through November 30 at Twenty Million Dollars ($20,000,000), and provided further there shall be a reserve against total Eligible In-House Inventory of One Million Two Hundred Thousand Dollars ($1,200,000). The foregoing definition of "Borrowing Base", may be amended from time to time by the execution and delivery of an Amendment Letter or other written instrument executed by Borrower and Lenders.

     "Revolving Credit Facility" shall mean the Fifty-Five Million Dollar ($55,000,000) revolving credit facility available to the Borrower pursuant to the provisions of Article II hereof and subject to the other terms and conditions of this Agreement.

     "Lender" or "Lenders" shall mean Fleet National Bank and together with any other bank or financial institution which becomes a party to this Agreement.

     "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in Providence, Rhode
Island are authorized or required to close.

     "Revolving Credit Note" or "Revolving Credit Notes" shall mean the secured revolving credit note of Borrower issued to Lender in the aggregate principal amount not to exceed Fifty-Five Million Dollars ($55,000,000) and substantially in the form attached hereto as Exhibit F-Amended, which promissory note evidences the obligations of Borrower to repay Lender the Advances made by Lender under the Revolving Credit Facility, which note is hereby incorporated herein by reference and made a part hereof, as such Revolving Credit Note may be amended, extended or renewed from time to time by the execution and delivery of an Amendment Letter or other written instrument executed and delivered by Lender hereunder.

     "Term Loans" or "Term Loan" shall mean the Six Million and
04/100 Dollars ($6,000,000.04) term loan made by Lender to Borrower pursuant to Section 3.02 hereof.

     "Term Loan Principal" shall mean the principal amount outstanding under the Beene Term Note.

     Section 3.02.  Deletion of Definitions.

     The following definitions are hereby deleted in their entirety:

     "Bank of America Term Loan Maturity Date";
     "Bank of America Term Loan";
     "Bank of America Term Loan Principal"; and
     "Bank of America Term Note".

     Section 3.03.  Amendment to Section 2.02.

     Section 2.02 of the Credit Agreement is hereby amended to read in its entirety as follows:

       "The Advances made by Lender pursuant to Section
       2.01 hereof shall be evidenced by the Revolving Credit Note issued by Borrower to the order of Lender in an original principal amount of Fifty-Five Million Dollars ($55,000,000)."

     Section 3.04.  Amendment to Section 2.03(a).

     Section 2.03(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

     "Section 2.03.  The Revolving Credit Commitment.

     (a) The Revolving Credit Commitment shall be equal to the lesser of:

          (i) the Borrowing Base or the Net Borrowing Base (as applicable) as in effect from time to time, or

          (ii) Forty Million Dollars ($40,000,000); provided, however, that the maximum Revolving Credit Commitment contemplated by this clause (ii) shall be adjusted in accordance with the following schedule:

                                                Revolving Credit
                                                Commitment
                                                After Giving
Date of                       Amount of         Effect to
Adjustment                    Adjustment        Adjustment
----------                    ----------        -----------------
January 1, 1996
through May 10, 1996          $10,000,000       $30,000,000

May 11, 1996
through May 31, 1996           $5,000,000       $35,000,000

August 28, 1996
through December 31, 1996     $15,000,000       $55,000,000

March 31, 1997
through June 30, 1997          $5,000,000       $45,000,000

July 1, 1997 through
December 31, 1997             $15,000,000       $55,000,000

January 1, 1998 through
June 30, 1998                 $10,000,000       $30,000,000."

   Provided, however, the availability under the Revolving Credit
Commitment can be further adjusted (upward or downward) upon execution and delivery of a Revolving Credit Commitment
Adjustment Letter.

   Section 3.05.  Agency Status.

     All terms and provisions of Article XI regarding Agent shall remain in effect notwithstanding the fact that Fleet is the sole Lender as of the date hereof. Until such time as there are additional lenders, Fleet as Lender, shall perform all functions of the Agent.

     Section 3.06.  Amended Schedules and Exhibits.

     Exhibit A attached hereto is hereby intended to replace
Schedule 1.01(C) to the Credit Agreement and is hereby intended to read as Schedule 1.01(C) - Amended.

     Exhibit B attached hereto is hereby intended to replace Exhibit B to the Credit Agreement and is hereby intended to read as Exhibit B - Amended. Exhibit C attached hereto is hereby intended to replace Exhibit F to the Credit Agreement and is hereby intended to read as Exhibit F - Amended.

     Section 3.07.  Security Documents.

     (a) Borrower and Fleet each hereby confirm that all references to the "Credit Agreement" or the "Agreement" in any of the Security Documents shall be deemed to be references to the Credit Agreement as amended hereby; that the obligations of Borrower under the Credit Agreement, as amended hereby, and fees and expenses in connection therewith constitute additional indebtedness, liabilities and obligations of Borrower to Fleet, all of which are secured by the Security Documents, and that all references to "indebtedness" and/or "obligations" secured by such instruments shall be deemed amended to include all obligations of Borrower in respect of the Credit Agreement as amended hereby.

   (b) Borrower hereby ratifies and reaffirms its grant and conveyance to Agent for the benefit of Fleet of a security interest in and lien upon all collateral covered by any of the Security Documents.

   (c) Borrower and Fleet each hereby confirm that nothing contained herein or done pursuant hereto shall limit or be construed to limit the security interest or lien previously granted by Borrower to Agent for the benefit of Fleet under any of the Security Documents, or the priority thereof over other liens, encumbrances and security interests. Except as amended hereby, the Security Documents shall remain in full force and effect and Borrower hereby ratifies and confirms the Security Documents in all other respects, including, without limitation, the continuing grant of a lien on and interest in the collateral covered thereby.

   Section 4.  Conditions Precedent to Fourth Amendment.

   The effectiveness of the transactions described herein shall be subject to the following conditions:

   (a) This Agreement shall have been executed and delivered by Borrower and Fleet, and consented to and confirmed by the parties to the Subordination Agreement and the Subordination Agreement
II.

   (b) Fleet shall have received payment of the fees described in Section 9 hereof in immediately available funds.

   (c) The fees and disbursements of Fleet's counsel shall be paid in full.

   (d) Borrower shall have executed and/or delivered to Fleet the following:

        (i) Certificate of the Secretary or Assistant Secretary of Borrower certifying as to the due authorization, execution and delivery by Borrower of this Agreement; and

        (ii) Certificate of the Secretary or Assistant Secretary of Borrower certifying as to corporate charter and by-laws and the names of the officers of Borrower authorized to sign this Agreement, and any other documents or certificates to be delivered pursuant to this Agreement, together with the true signatures of such officers. Fleet may conclusively rely on such certificates until Fleet shall receive a further certificate of the Secretary or an Assistant Secretary of Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

   (e) All legal matters relating to this Agreement shall be satisfactory to Fleet and its counsel.

   Section 5.  Ratification.

   Borrower hereby ratifies and confirms all of its obligations, covenants, duties and agreements set forth in the Credit Agreement, as amended by the terms hereof. All references to the "Credit Agreement" or the "Agreement" contained in the Credit Agreement, the Notes, the Security Documents and all other documents and instruments evidencing obligations of Borrower under or in connection with the Credit Agreement, the Notes or the Security Documents, shall be deemed to be amended to refer to the Credit Agreement, as amended by the terms hereof.

   Section 6.  Expenses.

   All costs and expenses, including reasonable attorneys' fees, relating to the negotiation, preparation, execution and delivery of this Agreement and all instruments, agreements and documents contemplated hereby shall be the responsibility of Borrower.

   Section 7.  Miscellaneous.

   This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island applicable to contracts made and to be performed within such State. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

   Section 8.  Consent of Subordinated Lenders.

   By their signature hereon, each of the parties to the Subordination Agreement (other than Fleet), and the Subordination Agreement II hereby (a) consent to the amendments of the Credit Agreement and other Transaction Documents pursuant to this Agreement, (b) confirm that the term "Senior Indebtedness" under the Subordination Agreement and the Subordination Agreement II shall include all amounts outstanding under the Credit Agreement, as amended by this Agreement, including all amounts outstanding under the Notes, and (c) ratify and confirm their respective agreements in all respects.

   Section 9.  Facility Fee.

   In consideration of Fleet's commitment to enter into this Agreement, Borrower hereby agrees to pay to Fleet a facility fee equal to Fifty Thousand Dollars ($50,000). In addition, Borrower acknowledges its obligation to pay the remaining one-half ($35,000) of the Facility Fee required by that certain Third Amendment to Credit Agreement dated as of December 31, 1996 and agrees to pay to Fleet the Facility Fee.

   Section 10.  No Defenses.

   Borrower hereby acknowledges and agrees that the Credit Agreement, as amended by the terms hereof, and the other Transaction Documents are not subject as of the date hereof to any defenses, rights of setoff, claims or counterclaims that might limit the enforceability thereof.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

                               LENDERS:

                               FLEET NATIONAL BANK


                               By: /s/ Robert T.P. Storer
                                   ----------------------
                                   Robert T.P. Storer
                                   Vice President


                               BORROWER:

                               FRENCH FRAGRANCES, INC.


                               By: /s/ Rafael Kravec
                                   -----------------
                                   Rafael Kravec
                                   President


                               CONSENTED AND AGREED:

                               NATIONAL TRADING
                                MANUFACTURING, INC.

                               By: /s/ Rafael Kravec
                                   -----------------
                                   Rafael Kravec
                                   President


                               BEDFORD CAPITAL CORPORATION

                               By: /s/ E. Scott Beattie
                                   -----------------------
                                   E. Scott Beattie
                                   Executive Vice President


                               /s/ Fred Berens
                               ---------------
                               Fred Berens


                               /s/ Rafael Kravec
                               -----------------
                               Rafael Kravec
                            SCHEDULE 1.01(c)

              LENDERS' COMMITMENT SHARE AND TERM LOAN SHARE

Lender                                           Share Interest

Fleet National Bank

Beene Term Note                                      100%
Revolving Credit Commitment                          100%